Master Agreement    CONFIDENTIAL INFORMATION




                                             EXHIBIT 10.39
                        MASTER AGREEMENT
                       dated July 31, 1996

                             between

                           SONIC CORP.
                               and
                APPLIED INTELLIGENCE GROUP, INC.






SONIC CORP. and its subsidiaries ("Sonic") and Applied Intelligence Group, Inc. ("AIG") enter into the following understanding:

WHEREAS, Sonic desires to invest in its business and will demonstrate this by committing to develop information systems consistent with Sonic's needs as it moves into the Year 2000; and

WHEREAS, AIG desires to act in concert with Sonic throughout the full process of upgrading Sonic's Point-of-Sale (POS) systems by providing expertise, services, and products coordinated with achieving Sonic's desired outcomes; and

WHEREAS, both Sonic and AIG understand the need to develop a working relationship to accomplish the mutually defined and agreed upon goals to complete the POS upgrade project;

THEREFORE, this day Sonic and AIG enter into this Master Agreement outlining the respective roles of the two organizations and committing both organizations to engage their best efforts to successfully utilize the talents, skills, and resources of both parties throughout the process of upgrading Sonic's POS systems.

                          OVERALL GOAL

Sonic and AIG agree that the overall goal for this mutual commitment is to develop an ongoing working relationship between Sonic and AIG, focusing on Sonic's POS upgrade project.
It is anticipated that this project will extend over more than one year and involve many different activities and components, all of which must be integrated into the overall plan to achieve maximum results and to minimize costs and efforts. Therefore, the provisions contained in this Agreement will serve as the basis on which ongoing work is planned, evaluated, and implemented.

                       ACTIVITY PRIORITIES

Initially, Sonic and AIG have concurred that developing a POS system that meets Sonic's needs for reliability, ease-of-use, reporting capabilities, management functions, and other designated features on a timely and cost-effective basis has a major priority.

                   PROJECT SCOPE AND APPROACH

The terms and conditions as set out in this Agreement will apply to all POS-related projects for specific services and/or products to be provided to Sonic by AIG as agreed by the two parties. In addition, separate addenda to this Master Agreement will be developed and executed by both parties, detailing timeframe, costs, and other agreed upon information specific to the scope and approach of each project phase.

                           ASSUMPTIONS

Within each addendum to this Master Agreement, assumptions used by AIG to develop scheduling and pricing will be clearly stated, with additional details about allocation of resources, assignment of personnel, and other related matters to be outlined as necessary.

                      TERMS AND CONDITIONS


    PROJECT MANAGEMENT
    Sonic agrees that it will provide a suitable Project Manager for each phase of this overall project to coordinate all related project activities. Wes Jablonski, or any other person designated in writing by Sonic, will serve as the project's Executive Sponsor with overall responsibility for project implementation and direction within Sonic.

    AIG will also provide a Project Manager who will be Sonic's primary project contact and will present updated project status reports on a regular basis to the Sonic Project Manager and Executive Sponsor. In addition, James Stepp will serve as AIG's Executive Sponsor for all ongoing projects within this Agreement's framework, with overall responsibility for coordination within AIG.

    OWNERSHIP

    For all work performed by AIG related to Sonic's POS system, Sonic and AIG agree that all of the tools, methods, techniques, software, and documentation owned by AIG at the beginning of this project will remain the sole property of AIG. AIG hereby grants to Sonic a perpetual, world-wide, royalty-free, non-exclusive license under any and all rights AIG now has or later may have with regard to any and all of the methods, techniques, software and documentation used or incorporated in the work performed by AIG for Sonic under this Agreement. Without limiting the foregoing provision, Sonic shall have the right to make, have made, use, sell, lease, offer for sale or lease, copy, reproduce, maintain, service, modify, prepare derivative works of, distribute to Sonic's employees and Sonic's franchisees, and display any of the methods, techniques, software and documentation used or incorporated in the work performed by AIG for Sonic under this Agreement.

    AIG acknowledges and agrees that all aspects of the Sonic Point-of-Sale System, as defined in the following paragraph, constitute the sole and exclusive property of Sonic and all updates, modifications, enhancements and improvements to the Sonic Point-of-Sale System developed by AIG and/or Sonic pursuant to this Agreement shall remain and shall become the sole and exclusive property of Sonic. AIG shall keep, hold and safeguard the confidentiality of the information regarding the Point-of-Sale System it acquires pursuant to this Agreement and otherwise, including (without limitation) any updates, modifications, enhancements and improvements to the Point-of-Sale System developed by AIG and/or Sonic pursuant to this Agreement. AIG shall not use the foregoing confidential information for any purpose other than to perform its obligations under this Agreement.

    For the purpose of this Agreement, the Sonic Point-of-Sale
    (POS) System is defined as the hardware, software and all intellectual property and property rights developed by Flight-Ware and purchased by Sonic from Flight-Ware for the operation of a point-of-sale system which allows a drive-in restaurant to receive and process customer orders through a speaker system connected to one or more switchboards, station monitors, and manager workstations, including (without limitation) all related source and object codes, copyrights, inventions, patents, documentation, training materials, and other proprietary information and intellectual property rights.

    AIG shall communicate with Sonic, or its representatives, any facts known to AIG regarding all updates, modifications, enhancements and improvements to the Sonic Point-of-Sale system and shall testify in any legal proceedings, sign all lawful papers, and execute all applications and all necessary assignment papers to cause the issuance and ownership of any and all updates, modifications, enhancements and improvements to the Sonic Point-of-Sale system pursuant to this Agreement to vest in Sonic. In addition, AIG shall make all rightful oaths and generally do everything necessary or desirable to aid Sonic, its successors, and its assigns to obtain and enforce proper protection for the foregoing in the United States and its territorial possessions and in any and all foreign countries. AIG shall provide the foregoing assistance at Sonic's expense but without any additional compensation to AIG. AIG hereby waives and shall waive all moral rights relating to all updates, modifications, enhancements and improvements to the Sonic Point-of-Sale system pursuant to this Agreement, including (without limitation) any and all rights of identification or authorship and any and all rights of approval, restriction or limitation on use or subsequent modification of the foregoing.

    AIG shall notify Sonic in writing of any third-party software for which Sonic must obtain a license at Sonic's expense to use in connection with the Point-of-Sale system. AIG shall indemnify and hold Sonic harmless with respect to any claim, proceeding, action or cause of action initiated by any third party, except for Flight-Ware and those parties from whom AIG has notified Sonic in writing of the need to obtain a license as set forth above, based in whole or in part upon any products or services provided by AIG to Sonic under the terms of this Master Agreement.

    CONFIDENTIALITY

    AIG recognizes the confidential nature of Sonic's business plans and strategies and agrees to receive in confidence and treat these plans and strategies appropriately. Likewise, AIG's tools, techniques, and proprietary documentation are important company assets which AIG considers to be confidential and proprietary. Sonic agrees to receive and treat AIG materials, plans, and strategies in the same confidential manner as its own materials.

    AIG shall keep, hold and safeguard the confidentiality of the information regarding the Point-of-Sale system it acquires pursuant to this Agreement and otherwise, including (without limitation) any updates, modifications, enhancements, and improvements to the Point-of Sale system developed by AIG and/or Sonic pursuant to this Agreement. AIG shall receive Sonic's confidential information in confidence and shall not use the confidential information for any purpose other than to perform its obligations under this Agreement.

    Both companies agree that no confidential information will be released or disclosed to any persons other than Sonic's or AIG's employees or consultants who have a need to know. Both companies also agree to label confidential information as such before information is exchanged.

    LIMITATION OF LIABILITY

    In no event will AIG be liable for any damages, for any reason, beyond the total amount paid to AIG for any services performed within the scope of this Master Agreement and any subsequent addenda. AIG disclaims any and all liability for special, incidental or consequential damages. This disclaimer includes any loss of profit arising out of or related to any service provided under the terms of this Master Agreement or subsequent addenda. This limitation of liability applies even if AIG was aware of the possibility of such damage.

    *HIRING OF PERSONNEL

    Sonic and its staff agree not to solicit, and will instruct their staff not to solicit, AIG staff members. If Sonic hires any AIG staff person who works with Sonic on any activity related to this Master Agreement within twelve months of project completion, then Sonic agrees to compensate AIG in the amount of that staff member's annual salary, including benefits. AIG agrees to be bound by the same terms regarding the hiring of Sonic's personnel.

    *RIGHTS AND REMEDIES

    The rights and remedies granted to AIG and Sonic are in addition to and not in lieu of any rights and remedies granted by law or in equity. No action arising out of this Master Agreement, regardless of form, may be brought more than one year after the cause of action has accrued.

    *TAXES

    Sonic agrees to pay any applicable state, county, or local sales taxes or assessments and other applicable expenses related to activities, services, or products provided under the terms of any addenda to this Agreement.

    *ORIGIN OF AGREEMENT

    This Agreement will be deemed to be made in the State of Oklahoma.

    *RESOLUTION OF DISPUTES

    The following provisions shall apply to any controversy between AIG and Sonic (including any director, officer, employee, agent or affiliate of Sonic) and relating (a) to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable) or (b) to Sonic's business activities with AIG whether or not related to this Agreement.

    (a) Arbitration. The parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the "Rules") of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

       (1) Applicable Law. The Federal Arbitration Act (the "Federal Act"), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration and all procedural matters relating to the arbitration.

       (2) Selection of Arbitrators. The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules. An individual with experience in handling disputes in software licensing matters shall serve as the arbitrator. If the parties fail to agree on an arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator (with the experience described above) selected in accordance with the Rules.

       (3) Location of Arbitration. The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place or arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

       (4) Discovery. The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

       (5) Authority of Arbitrator. The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement or (b) to grant interim injunctive relief prior to the award.

       (6) Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

    (b) Attorneys' Fees and Costs. The arbitrators may award reasonable attorneys' fees to the prevailing party as an element of the cost of arbitration.

    *WARRANTY

    Full details about any warranties, if applicable, that AIG may offer for services or products provided to Sonic for projects related to this Master Agreement will be detailed in its addenda.

    *INTEGRATION CLAUSE

    This Agreement and the subsequent addenda to this Agreement entered into by the parties shall constitute the entire Agreement of the parties and shall supersede all other written and oral statements relating to the subject matter of this Agreement and subsequent addenda.

This Agreement will be in effect for a minimum of ninety days from the effective date of signature and shall continue in effect after the initial ninety-day period unless either party cancels the Agreement by notifying the other in writing sixty days prior to the date of the cancellation. Any project which has begun pursuant to an addendum to this Agreement will continue under the terms of this Agreement even if such cancellation has occurred.

The "Effective Date" of this Agreement shall be the later of the dates shown below. The responsibilities for payment of fees, all limitations of liability, all terms regarding ownership of products and techniques, the rights and remedies clause, resolutions of disputes, and the restrictions regarding confidentiality shall survive the expiration or cancellation of this Master Agreement.

Detailed addenda containing pricing, timeframe, and specifications for future projects are anticipated to be drafted by both parties and to reference this document and become part of it.

Sonic and AIG agree and acknowledge that they have read this Master Agreement, understand it, and that they shall be bound by its terms and conditions.

Applied                            Sonic
Intelligence                        Corp.
 Group, Inc.

Signature: /S/James R. Stepp       Signature:  /S/Wes Jabloski

Name:    James R. Stepp            Name:       Wes Jabloski
Title:   VP Sales &                Title:      VP Technology Services
         Marketing
Date:    7/3/96                   Date:       8/1/96